                                                                    EXHIBIT 99.1


            APACHE ISSUES $350 MILLION 12-YEAR NOTES YIELDING 4.385%

         Houston, May 15, 2003 -- Apache Corporation (NYSE: APA) announced today that it has closed on the issue of $350 million of 4.375 percent, 12-year, senior unsecured notes. The notes were priced to yield 4.385 percent to investors.

         The notes, which are guaranteed by Apache, were issued by its Apache Finance Canada Corporation subsidiary. Proceeds were used to reduce existing bank debt and outstanding commercial paper and for general corporate purposes.

         Interest is payable November 15, 2003, and semiannually thereafter. The notes are expected to mature on May 15, 2015.

         The notes were sold pursuant to Rule 144A and offshore under Regulation S, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended.

         Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, the UK North Sea, Egypt and Western Australia.

                                     -end-